SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2017

Nogales Resources Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-199013	35-2510378
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Unit 1908, Shanghai Mart Tower, 2299 West Yan'an Road, Changning District, Shanghai, China 200336
(Address of principal executive offices)

Registrant’s telephone number, including area code: 86 (021) 2357-0055

4F Fung House 20 Connaught Rd. Central, Hong Kong (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 28, 2017, our then sole director, Philip Kwan, appointed Yang Liu as our new Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary and as a member of our board of directors.

Following these appointments, Mr. Kwan resigned from our board of directors. There was no known disagreement with Mr. Kwan regarding our operations, policies, or practices.

Ms. Liu, 34 years old, has served as director, board chairwoman and legal representative for Qingdao Weichuang Private Capital Management Co. since November 2015. Weichuang Private Capital Management Co., registered capital of ￥100 million yuan, operates equity investment, debt investment, capital investment consulting, short-term financial investment and entrusted asset management business. Ms Liu was responsible for decision-making and co-ordinating financial and budget activities for maximum operational efficiency. From August 2008 to November 2015, Ms. Liu served as General Manager of Qingdao Harbor Impression Hotel Management Co. Ltd. Qingdao Harbor Impression Hotel Management Co. Ltd. has more than 100 hotels nationwide. Ms Liu was in charge of Planning, directing and co-ordinating the operations of business. She also worked at Yantai Huiyun Investment Co., Ltd. in the Investment Department as Customer Service Manager from November 2005 to July 2008. Yantai Huiyun Investment Co., Ltd. is a privately owned and operated company that makes long-term investments in China. And Ms Liu was responsible for information management, planning and organizing. Ms. Liu has over ten years work experience in investment and hotel management. She obtained her Bachelor’s Degree with a major in international trade from Yantai University in 2005.

Our newly-appointed officer and director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have a written employment agreement or other formal compensation agreement with Ms. Liu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogales Resources Corp.

 /s/ Yang Liu

___________________________________________

Yang Liu
Chief Executive Officer

Date: May 8, 2017